Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 08/08/2016	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

08/08/2016 through 08/14/2016	Under $15,000	0.85%	0.85%
	$15,000 through $50,000	1.00%	1.01%
	Over $50,000	1.15%	1.16%